As filed with the Securities and Exchange Commission on January 17, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ACRES GAMING INCORPORATED
(Exact name of Registrant as specified in its charter)

Nevada (State of Incorporation)	88-0206560 (I.R.S. Employer Identification No.)

7115 Amigo, Suite 150
Las Vegas, Nevada 89119
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

ACRES GAMING INCORPORATED 2002 STOCK INCENTIVE PLAN
(Full titles of the plans)

Patrick W. Cavanaugh
Senior Vice President, Chief Financial Officer and Treasurer
ACRES GAMING INCORPORATED
7115 Amigo, Suite 150
Las Vegas, Nevada 89119
(702) 263-7588
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Patrick J. Simpson
Michael S. Gadd
PERKINS COIE LLP
1211 S.W. Fifth Avenue, Suite 1500
Portland, OR 97204
(503) 727-2000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered(1)(2)	Price Per Share(3)	Offering Price	Fee(3)

Common Stock, $.01 par value per share, under the: 2002 Stock Incentive Plan	1,289,800	$5.535	$7,139,043	$656.80(4)

(1)  Together with an indeterminate number of shares that may be reserved for issuance pursuant to such employee benefit plan as a result of stock splits, stock dividends, spin off, combination or exchange of shares, recapitalization, merger, consolidation, non-cash distribution to shareholders, or similar adjustment of outstanding common stock.

(2)  The Registrant terminated its 1993 Stock Option and Incentive Plan (the “1993 Plan”) with respect to issuances of new stock option grants thereunder, effective January 10, 2003, and adopted a new plan, the 2002 Stock Incentive Plan (the “2002 Plan”), effective as of October 24, 2002. Pursuant to the terms of the 2002 Plan, 700,000 new shares are authorized for issuance, up to 288,500 shares available for issuance but not issued or subject to outstanding options under the 1993 Plan (the “Unissued Option Shares”) may be issued under the 2002 Plan under substantially the same terms and conditions, and up to 301,300 shares subject to outstanding options under the 1993 Plan that cease to be subject to such options, other than by reason of exercise or settlement of the options to the extent they are exercised for or settled in shares (the “Unexercised Option Shares”), will no longer be available for issuance under the 1993 Plan but will be available for issuance under the 2002 Plan.

(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high ($5.77) and low ($5.30) sales prices of the Registrant’s common stock on January 10, 2003, as reported on the Nasdaq SmallCap Market.

(4)  A registration fee of $678.50 was previously paid by the Registrant in connection with registration statement No. 333-99945 initially filed by the Registrant in connection with the 1993 Plan. Of such registration fee, an amount of $320.14 relating to an aggregate of 589,800 shares of the Registrant’s Unissued Option Shares and Unexercised Option Shares is being carried forward from the 1993 Plan Registration Statement, pursuant to Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

     (a)  The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2002, filed on September 30, 2002;

     (b)  The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 30, 2002, filed on November 14, 2002;

     (c)  The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, filed on September 27, 1993, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

     There may be risks and your recovery may be limited as a result of our prior use of Arthur Andersen LLP as our independent accounting firm. On March 14, 2002, Arthur Andersen LLP, our independent public accounting firm since 1993, was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron. On May 6, 2002, we dismissed Arthur Andersen LLP as our independent public accountants, and on May 8, 2002 hired PricewaterhouseCoopers LLP as our independent auditors for the year ended June 30, 2002. As a public company, we are required to file with the Commission periodic financial statements audited or reviewed by an independent accountant including those incorporated herein by reference. Because our former audit partner has left Arthur Andersen LLP, we have not been able to obtain the written consent of Arthur Andersen LLP as required by Section 7 of the Securities Act after reasonable efforts. The Commission has recently provided regulatory relief designed to allow companies that file reports with the Commission to dispense with the requirement to file a consent of Arthur Andersen LLP in certain circumstances. However, investors will not be able to sue Arthur Andersen LLP pursuant to Section 11(a)(4) of the Securities Act and therefore may have their recovery limited as a result of the lack of consent.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 78.751 of the Nevada General Corporation Law provides that a corporation may indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and that were incurred in connection with actions, suits, or proceedings, except an action by or in the right of the corporation, in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been adjudged to be liable to the corporation, (ii) acted in good faith, (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful and (iv) reasonably believed that the conduct was in the best interests of the corporation. Section 78.752 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have had the power to indemnify the person against the liability under the provisions of such section.

     Article IX of our Bylaws provides that our directors, officers and representatives shall have the rights to indemnification in accordance with, and to the fullest extent provided by, Section 78.751 of the Nevada General Corporation Law.

     Our Articles of Incorporation include a provision that limits personal liability for breach of the fiduciary duty of our directors to the extent provided by Section 78.037 of the Nevada General Corporation Law. Such provision eliminates the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us, liability for acts or omissions involving intentional misconduct, fraud or a knowing violation of law, liability based on payments of improper dividends, and liability for acts occurring prior to the date such provision was added.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered.

23.1	Consent of Perkins Coie LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

24.1	Power of Attorney (included in signature page).

99.1	Acres Gaming Incorporated 2002 Stock Incentive Plan (incorporated by reference to Appendix 1 to the definitive proxy statement for the Company’s 2002 Annual Meeting of Shareholders filed with the SEC on October 28, 2002).

Item 9. Undertakings.

     A.     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 17, 2003.

ACRES GAMING INCORPORATED

By:	/s/ Floyd W. Glisson Floyd W. Glisson Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Floyd W. Glisson and Patrick W. Cavanaugh, or either of them, as attorneys-in-fact and agents with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments or supplements to this registration statement, including any and all post-effective amendments, hereby grants to them full power and authority to do and perform each and every act and thing requisite and necessary to be done, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on January 17, 2003.

/s/ Floyd W. Glisson Floyd W. Glisson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Patrick W. Cavanaugh Patrick W. Cavanaugh	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Ronald G. Bennett Ronald G. Bennett	Director

/s/ Robert W. Brown Robert W. Brown	Director

/s/ Roger B. Hammock Roger B. Hammock	Director

/s/ David R. Willensky David R. Willensky	Director

/s/ Richard D. Furash Richard D. Furash	Director

INDEX TO EXHIBITS
TO FORM S-8
FOR ACRES GAMING INCORPORATED

Exhibit
Number	Description

5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered.

23.1	Consent of Perkins Coie LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, Independent Accountants

24.1	Power of Attorney (included in signature page).

99.1	Acres Gaming Incorporated 2002 Stock Incentive Plan (incorporated by reference to Appendix 1 to the definitive proxy statement for the Company’s 2002 Annual Meeting of Shareholders filed with the SEC on October 28, 2002).